Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 2 to the Registration Statement of CenturyLink, Inc. on Form S-4 (the “Registration Statement”) and in the joint proxy statement/prospectus of CenturyLink, Inc. and Level 3 Communications, Inc., which is part of the Registration Statement, of our opinion dated October 30, 2016, appearing as Annex F and incorporated by reference to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the following headings “SUMMARY—Opinions of CenturyLink’s Financial Advisors— Opinion of Morgan Stanley,” “THE COMBINATION AND THE STOCK ISSUANCE—Background of the Combination,” “THE COMBINATION AND THE STOCK ISSUANCE—CenturyLink’s Reasons for the Combination; Recommendation of the Stock Issuance by the CenturyLink Board” and “THE COMBINATION AND THE STOCK ISSUANCE—Opinions of CenturyLink’s Financial Advisors—Opinion of Morgan Stanley.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Jon Yourkoski
Jon Yourkoski Managing Director

New York, New York

January 26, 2017